Exhibit 99.1

Vera Bradley Announces Fourth Quarter and Fiscal Year 2011 Financial Results

FORT WAYNE, Indiana, March 15, 2011 (GLOBE NEWSWIRE) — Vera Bradley, Inc. (Nasdaq: VRA) today announced its financial results for the fourth quarter and fiscal year ended January 29, 2011.

Fourth Quarter Highlights

•	Net revenues increased 29% to $109.4 million, with Indirect net revenues increasing 6% and Direct net revenues rising 61%, including an increase of 22.1% in comparable-store sales.

•	Operating income grew 48% to $26.5 million, or 24% of net revenues, compared to $18.0 million, or 21% of net revenues, in the fourth quarter of fiscal 2010.

•

On a GAAP basis, diluted EPS was $0.35 for the quarter, compared to $0.49 for the same quarter of the prior year. On an adjusted basis, diluted EPS was $0.39 for the quarter, compared to $0.30 for the same quarter of the prior year.

“We are pleased with our strong financial results for the fourth quarter and full year,” said Mike Ray, Vera Bradley’s Chief Executive Officer. “Our solid sales momentum continued throughout the holiday season, as we achieved growth across all of our channels. These positive results reflect the strength and appeal of our brand, the ongoing loyalty of our customers, and the strong response to our product offerings. Looking ahead, we continue to be excited about the potential for Vera Bradley and remain focused on executing our growth strategies, which include expanding our product offerings and growing in underpenetrated markets.”

Fourth Quarter Results

Vera Bradley reported net revenues of $109.4 million for the fourth quarter, compared to $85.1 million in the same period of the prior year, an increase of $24.3 million, or 29%. By segment, Indirect net revenues increased 6% to $53.7 million, and Direct net revenues increased 61% to $55.7 million, with comparable-store sales increasing 22.1%. For the quarter, gross profit rose 32% to $61.8 million, and gross margin improved from 55.3% to 56.5%.

Operating income increased 48% to $26.5 million, or 24% of net revenues, in the fourth quarter, compared to operating income of $18.0 million, or 21% of net revenues, in the fourth quarter of fiscal 2010.

On a GAAP basis, net income for the quarter was $14.2 million, or $0.35 per diluted share, compared to $17.3 million, or $0.49 per diluted share, in the comparable prior-year period. On an adjusted basis (see the attached reconciliation), net income for the fourth quarter increased 48% to $15.7 million, from $10.6 million in the same period a year ago. Adjusted diluted earnings per share increased to $0.39 on 40.5 million weighted-average shares outstanding in the fourth quarter of fiscal 2011, compared to $0.30 on 35.4 million weighted-average shares outstanding in the comparable prior-year period.

Fiscal Year 2011 Results

For the fiscal year ended January 29, 2011, net revenues increased 27% to $366.1 million, from $288.9 million in fiscal 2010. By segment, Indirect net revenues increased 11% to $214.9 million, and Direct net revenues increased 57% to $151.1 million, with comparable-store sales increasing 25.8%.

Operating income for fiscal 2011 totaled $53.3 million, up 17% from $45.7 million a year ago. On an adjusted basis, excluding $15.8 million of stock-based compensation expense related to restricted-stock awards that vested upon the completion of the Company’s IPO in October 2010 and $6.1 million of compensation expense for bonuses paid to recipients of the restricted-stock awards to satisfy tax obligations, operating income increased 65% to $75.2 million.

On a GAAP basis, net income for fiscal 2011 increased 7% to $46.2 million, from $43.2 million a year ago. Net income for fiscal 2011 included the previously mentioned restricted-stock and bonus expenses totaling $21.9 million as well as “C” corporation income tax expense for only a portion of the fiscal year, as the Company converted from an “S” Corporation to a “C” Corporation for tax purposes in October 2010. On an adjusted basis, excluding the restricted-stock and bonus expenses and including an adjustment for income taxes as if the Company had been a “C” Corporation at the beginning of each period described (at an assumed combined effective tax rate of 40%), net income for fiscal 2011 increased 67% to $44.2 million, from $26.5 million in fiscal 2010. Adjusted diluted earnings per share increased to $1.20 on 36.9 million weighted-average shares outstanding in fiscal 2011, from $0.75 on 35.4 million weighted-average shares outstanding in fiscal 2010.

Call Information

A conference call to discuss fourth quarter and fiscal year 2011 results is scheduled for today, March 15, 2011, at 4:30 PM Eastern Time. A broadcast of the call will be available on the Company’s website, www.verabradley.com. In addition, a replay of the call will be available shortly after the conclusion of the call and remain available until March 29, 2011. To access the telephone replay, listeners should dial (877) 870-5176. The access code for the replay is 8398117.

About Vera Bradley, Inc.

Friends Barbara Bradley Baekgaard and Patricia R. Miller founded Vera Bradley in 1982. Today, Vera Bradley is sold through 3,300 specialty stores as well as 41 Vera Bradley stores nationwide. Vera Bradley handbags, accessories, and paper & gift and travel items have recently been spotted on Desperate Housewives, Brothers and Sisters, Entourage, and Modern Family, and in over 20 feature-length films. Visit www.verabradley.com for a store near you or to learn more.

Forward-Looking Statements

Certain statements in this release are “forward-looking statements” made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected, including: possible adverse changes in general economic conditions and their impact on consumer confidence and spending; possible inability to predict and respond in a timely manner to changes in consumer demand; possible loss of key management or design associates or inability to attract and retain the talent required for our business; possible inability to maintain and enhance our brand; possible inability to successfully implement our growth strategies or manage our growing business; possible inability to successfully open new stores as planned; and possible inability to sustain levels of comparable-store sales. For a discussion of these and other risks and uncertainties that could cause actual results to differ materially from those contained in our forward-looking statements, please refer to “Risk Factors” in our Registration Statement on Form S-1, as amended (File No. 333-167934), which became effective on October 20, 2010. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

Contact

Investor Relations:

ICR, Inc.

Joseph Teklits

Jean Fontana

Jean.fontana@icrinc.com

203-682-8200

Public Relations:

877-708-VERA (8372)

Mediacontact@verabradley.com

Vera Bradley, Inc.

Consolidated Balance Sheets

($ in thousands)

(unaudited)

	January 29, 2011	January 30, 2010
Assets
Current assets:
Cash and cash equivalents	$13,953	$6,509
Accounts receivable, net	34,300	31,013
Inventories	96,717	66,535
Other current assets	6,754	6,468
Deferred income taxes	8,743	—

Total current assets	160,467	110,525

Property, plant, and equipment, net	42,984	40,123
Restricted cash	—	1,500
Other assets	2,588	1,604

Total assets	$206,039	$153,752

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$30,012	$19,221
Distributions payable	—	1,091
Accrued employment costs	17,892	14,181
Other accrued liabilities	10,551	9,772
Income taxes payable	10,010	—
Current portion of long-term debt	83	5,022

Total current liabilities	68,548	49,287

Long-term debt	66,934	25,114
Deferred income taxes	3,300	—
Other long-term liabilities	2,935	1,458

Total liabilities	141,717	75,859

Shareholders’ equity:
Common stock	—	1
Additional paid-in capital	71,923	—
Retained earnings (accumulated deficit)	(7,601)	77,892

Total shareholders’ equity	64,322	77,893

Total liabilities and shareholders’ equity	$206,039	$153,752

Vera Bradley, Inc.

Consolidated Statements of Income

($ in thousands, except per share amounts)

(unaudited)

	Thirteen Weeks Ended		Fiscal Year Ended
	January 29, 2011	January 30, 2010	January 29, 2011	January 30, 2010

Net revenues	$109,385	$85,101	$366,057	$288,940
Cost of sales	47,548	38,079	156,910	137,803

Gross profit	61,837	47,022	209,147	151,137
Selling, general, and administrative expenses	37,229	31,413	163,053	116,168
Other income	1,939	2,378	7,225	10,743

Operating income	26,547	17,987	53,319	45,712
Interest expense, net	398	330	1,625	1,604

Income before income taxes	26,149	17,657	51,694	44,108
Income tax expense	11,914	366	5,496	889

Net income	$14,235	$17,291	$46,198	$43,219

Basic weighted-average shares outstanding	40,506,670	35,440,547	36,812,570	35,440,547
Diluted weighted-average shares outstanding	40,525,973	35,440,547	36,850,915	35,440,547
Basic net income per share	$0.35	$0.49	$1.25	$1.22
Diluted net income per share	0.35	0.49	1.25	1.22

Vera Bradley, Inc.

Supplemental Information - Consolidated Statements of Income

Reconciliation of GAAP to Non-GAAP Financial Measures

($ in thousands, except per share amounts)

(unaudited)

	Thirteen Weeks Ended		Fiscal Year Ended
	January 29, 2011	January 30, 2010	January 29, 2011	January 30, 2010

Operating income	$26,547	$17,987	$53,319	$45,712

Adjustments
Stock-based compensation expense related to restricted-stock awards	—	—	15,790	—
Bonus compensation expense related to restricted-stock awards	—	—	6,132	—

Total adjustments	—	—	21,922	—

Adjusted operating income	26,547	17,987	75,241	45,712
Interest expense, net	398	330	1,625	1,604

Adjusted income before income taxes	26,149	17,657	73,616	44,108
Adjusted income tax expense*	10,460	7,063	29,446	17,643

Adjusted net income	$15,689	$10,594	$44,170	$26,465

Adjusted net income per share:
Basic	$0.39	$0.30	$1.20	$0.75
Diluted	0.39	0.30	1.20	0.75

*	Assumes a combined federal, state, and local effective tax rate of 40%.

Vera Bradley, Inc.

Consolidated Statements of Cash Flows

($ in thousands)

(unaudited)

	Fiscal Year Ended
	January 29, 2011	January 30, 2010
Cash flows from operating activities
Net income	$46,198	$43,219
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,411	10,666
Provision for doubtful accounts	256	858
Loss on disposal of fixed assets	278	1,462
Write-off of debt-issuance costs	227	—
Stock-based compensation	15,889	—
Deferred income taxes	(5,443)	—
Changes in assets and liabilities:
Accounts receivable	(3,543)	(1,230)
Inventories	(30,182)	(2,059)
Other assets	(393)	(1,806)
Accounts payable	10,791	3,150
Accrued and other liabilities	15,977	11,746

Net cash provided by operating activities	58,466	66,006

Cash flows from investing activities
Purchases of fixed assets	(11,365)	(5,844)
Restricted cash on deposit	1,500	—

Net cash used in investing activities	(9,865)	(5,844)

Cash flows from financing activities
Payments on financial-institution debt	(68,923)	(54,800)
Borrowings on financial-institution debt	105,673	30,300
Payments on vendor-financed debt	(54)	(237)
Payments on related-party debt	—	(3,488)
Payments on cash surrender value – life insurance	—	(600)
Payments of debt-issuance costs	(1,104)	—
Issuance of stock, net of costs	56,337	—
Repurchase of stock	(304)	—
Payments of distributions	(132,782)	(25,604)

Net cash used in financing activities	(41,157)	(54,429)

Increase in cash and cash equivalents	7,444	5,733
Cash and cash equivalents, beginning of period	6,509	776

Cash and cash equivalents, end of period	$13,953	$6,509

Supplemental disclosure of non-cash activity
Vendor-financed purchases of fixed assets	$185	$136